UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007
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DYNEX CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-9819 (Commission File Number)	52-1549373 (IRS Employer Identification No.)

4551 Cox Road, Suite 300 Glen Allen, Virginia (Address of principal executive offices)	23060 (Zip Code)

Registrant’s telephone number, including area code: (804) 217-5800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 16, 2007, Dynex Capital, Inc. (the “Company”) resold a AAA-rated single family bond that was initially issued in April 2002 and that had previously been redeemed in April 2005.  The Company received proceeds of $35.4 million on the sale, which included $0.1 million of accrued interest through the date of the sale and represented a $0.8 million discount from the par value of $36.1 million.  The bond, which has a stated maturity of October 25, 2027, pays interest monthly at one-month LIBOR plus 0.30% (5.43% on the date of sale).  The bond is recourse only to a pool of seasoned single-family residential mortgage loans with a principal balance of $91.3 million at September 30, 2007 that the Company holds and is otherwise non-recourse to the Company.  The actual maturity date of the bond will depend on payments received on the underlying pool of loans.

The amount of the Company’s obligation under this direct financial obligation was $36.2 million as of October 16, 2007, which includes principal and interest accrued through that date.  The total amount of interest that will be paid on this bond over its life will vary based on prepayments and losses on the underlying pool of loans and changes in the one-month LIBOR rate.

Proceeds from the sale of the bond are being used for general corporate purposes and to pay-down recourse repurchase agreement debt of the Company.  As of the date of this Report, the Company has cash and equivalents of $54.0 million, and repurchase agreements outstanding of $20.2 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date:	October 16, 2007	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Principal Executive Officer